WEBTOON Expands Global IP Business with Strategic Investment in RI Games Holdings Inc.

Dedicated games pipeline built on stories with established global fandom expands WEBTOON’s ecosystem with proven IP

Los Angeles (August 10, 2026) — WEBTOON Entertainment Inc. (Nasdaq: WBTN) today announced it has entered into a definitive agreement to make a strategic investment in RI Games Holdings Inc. The investment gives WEBTOON a dedicated pipeline to develop games from hit webcomics with established, built-in global fandoms. Upon closing, WEBTOON Entertainment will hold a 60% majority stake in RI Games Holdings.

Together, WEBTOON and RI Games Holdings plan to develop and launch multiple games over the next four years, based on proven intellectual property (IP) with an established global fan base. RI Games Holdings operates through two game development studios, GrayGames and Offbeat. The slate includes games based on the hit series Overgeared (1.3B global views), Doom Breaker (590M global views), and WEBTOON sensation Omniscient Reader (aka ORV, 3.05B global views).1 Each title is part of a broader franchise strategy, with planned anime adaptations helping extend these stories and engage wider audiences: from webcomic to animation and game.

Leading the lineup is a new action MMORPG based on the hit webcomic, Overgeared, scheduled for a global launch later this year. Developed by GrayGames and published by NEXON, the game is planned to launch alongside an anime adaptation, which premieres in October 2026. Together, the releases will drive a coordinated cross-media expansion designed to broaden the franchise’s global reach and give fans new ways to experience the world of Overgeared.

"WEBTOON is where global fandoms begin, and with this investment we're taking a more direct role in growing stories into global franchises," said Junkoo Kim, Founder & CEO of WEBTOON Entertainment. "Games are one of the most immersive forms of fandom, and building them from stories fans already love is a powerful way to reach new audiences everywhere. This strengthens our track record of turning original stories into global franchises across animation, television, film, publishing, and now games."

1 View counts are current as of the date of publication

RI Games Holdings was founded in 2022 by Kevin Tail Han, who also founded Redice Studio, the webcomic studio behind some of the biggest titles in webcomics, including Solo Leveling and Omniscient Reader (aka ORV). RI Games Holdings develops games for players around the world, with a team of top developers whose track record includes MapleStory M, Tower of God: New World, The Seven Deadly Sins: Grand Cross, Lineage W, and Aion 1, among others.

"We look forward to partnering with WEBTOON on the next phase of growth for RI Games Holdings," said Kevin Tail Han, Founder of RI Games Holdings. "Driven by our deep understanding of and passion for WEBTOON IP, we aim to create games that deliver immersive interactive experiences, bringing fans together while extending the reach and experience of each IP."

WEBTOON Entertainment’s global IP business adapts stories across animation, television, film, publishing, and games, scaling those fandoms to global audiences. Each new format also brings fresh audiences back to the original series on WEBTOON, deepening engagement with the original stories and expanding the audiences for the whole franchise.

WEBTOON Entertainment’s strong track record of delivering hits for streamers like Netflix, Disney+, Prime Video, and Crunchyroll – including Emmy-nominated Chicken Nugget, Bloodhounds S2, Clevatess S2, and The Legend of Kitchen Soldier – gives the Company confidence in the opportunity presented by an expansion into gaming.
Transaction Structure
WEBTOON Entertainment has agreed to acquire a 60% stake in RI Games Holdings for an aggregate purchase price of approximately $100M, funded with cash on hand. The acquisition will occur in two installments, the first at an initial closing shortly following signing, and the second at a subsequent closing, in each case subject to certain closing conditions.

The agreement also includes performance-based provisions for the remaining stake. If certain milestones are met, RI Games Holdings’ selling shareholder will have the right to sell their remaining 40% stake to WEBTOON on pre-agreed terms, payable in a combination of cash and shares of WEBTOON common stock (with the number of shares issuable subject to a cap). If those milestones are not met, WEBTOON will have the right to sell back a portion of its stake to the selling shareholder.

Second Quarter 2026 Earnings Conference Call & Webcast Details
Also today, WEBTOON Entertainment issued second quarter 2026 financial results. The Company’s management team will host a conference call at 5:30 p.m. ET today to review the results.

A live webcast of the conference call will be available online at https://ir.webtoon.com/.

For those unable to listen to the live webcast, an archived version will be available at the same location for up to one year.

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About WEBTOON Entertainment
WEBTOON Entertainment is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON Entertainment has transformed comics and visual storytelling for fans and creators.
With its CANVAS UGC platform empowering anyone to become a creator, and a growing roster of superstar WEBTOON Originals creators and series, WEBTOON Entertainment’s passionate fandoms are the new face of pop culture. WEBTOON Entertainment adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company’s content partners have included Warner Bros. Animation, Discord, HYBE, and Duolingo, among many others.
With approximately 155 million monthly active users, WEBTOON Entertainment’s IP & Creator Ecosystem of aligned brands and platforms include WEBTOON, Wattpad--the world’s leading webnovel platform--WEBTOON Productions, Studio N, Studio LICO, WEBTOON Unscrolled, LINE MANGA, and eBookJapan, among others.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the proposed acquisition of a controlling interest in RI Games Holdings Inc. and the timing and completion of the first and second closings; the development, launch timing and commercial performance of games and related adaptations; plans to develop and launch multiple games over the coming years; the parties’ respective contingent rights to require the purchase or sale of equity interests; and the anticipated benefits of the transaction. These statements are based on the views and assumptions of WEBTOON’s management as of the date of this release and are subject to change. Actual results may differ materially from those expressed or implied, including as a result of the failure to satisfy the conditions to, or to complete, the first or second closing; risks relating to game development, launch timing and commercial performance; the retention of key personnel; the potential issuance of shares of WEBTOON common stock and resulting dilution; and other developments beyond WEBTOON’s control. Additional factors are set forth under “Risk Factors” in WEBTOON’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and subsequent filings with the U.S. Securities and Exchange Commission. WEBTOON undertakes no obligation to update these statements, except as required by law.